                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:                [ ]    Confidential, for Use of the
[ ]    Preliminary Proxy Statement               Commission Only (as permitted
[X]    Definitive Proxy Statement                by Rule 14a-6(e)(2))
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to
       [ ] Rule 240.14a-11(c) or [ ] Rule 240.14a-12

                                 Sheldahl, Inc.

-------------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]    No fee required
[ ]    $125 per Exchange Act Rule  o-11(c)(1)(ii),  14a-6(i)(1)  or
       Item  22(a)(2) of Schedule 14A
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)   Title of each class of securities to which transaction applies:
       (2)   Aggregate number of securities to which transactions applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       (4)   Proposed maximum aggregate value of transaction:
       (5)   Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)    Amount Previously Paid:
      (2)    Form, Schedule or Registration Statement No.:
      (3)    Filing Party:
      (4)    Date Filed:

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                JANUARY 12, 2000

     Notice is hereby given that the Annual Meeting of Shareholders of Sheldahl, Inc. will be held at the Company's offices at 1150 Sheldahl Road, Northfield, Minnesota on Wednesday, January 12, 2000 at 3:00 p.m., local time, for the following purposes:

     1. To approve a proposal to amend the Company's Bylaws to reduce the number of directors to eight.

     2. To elect eight directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected.

     3. To ratify and approve the selection of independent public accountants for the Company for the current fiscal year.

     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on November 17, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          Gerald E. Magnuson, Secretary

Northfield, Minnesota
December 15, 1999

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE. THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY.

                                [SHELDAHL LOGO]

                                PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of Sheldahl, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 12, 2000 or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

     Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting; if not so revoked, the shares represented by such proxy will be voted. The Company's principal offices are located at 1150 Sheldahl Road, Northfield, Minnesota 55057, and its telephone number is (507) 663-8000. The mailing of this proxy statement to shareholders of the Company commenced on or about December 15, 1999.

     The total number of shares outstanding and entitled to vote at the meeting as of November 17, 1999 consisted of 11,613,020 shares of $0.25 par value Common Stock. Each share of Common Stock is entitled to one vote. Shareholders have cumulative voting rights in connection with the election of directors by giving written notice of intent to cumulate votes to any officer of the Company before the meeting or to the presiding officer at the meeting. A shareholder may cumulate votes for the election of directors by multiplying the number of votes to which the shareholder may be entitled by eight (the number of directors to be elected) and casting all such votes for one nominee or distributing them among any two or more nominees. If the conditions which would allow cumulative voting are satisfied, the Board of Directors solicits discretionary authority to cumulate votes and unless authority to vote for a director is withheld on the proxy card, the proxy holders will cast the votes represented by the Board of Directors' proxies for the nominees proposed by the Board of Directors and will not vote for any other nominees. Only shareholders of record at the close of business on November 17, 1999 will be entitled to vote at the meeting. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

     Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table includes information as of November 24, 1999 concerning the beneficial ownership of Common Stock of the Company by (i) the only shareholders known to the Company to hold more than five percent of the Common Stock of the Company, (ii) each of the directors of the Company, (iii) each executive officer named in the table on page 6, and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

                                                                                     PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER                 AMOUNT              OF CLASS
            ------------------------------------                ---------            --------
Molex Incorporated(1)                                           2,508,781(2)          18.33%
2222 Wellington Court
Lisle, IL 60532

Irwin L. Jacobs(3)                                              1,177,501(4)(5)        9.80%
Daniel T. Lindsay
Dennis M. Mathisen
Marshall Financial Group, Inc.
903 North Third Street, Suite 300
Minneapolis, MN 55401

James E. Donaghy(7)(8)                                            248,167(5)           2.10%

John G. Kassakian(7)                                               47,655(2)(5)(6)     *

Gerald E. Magnuson(7)                                              32,092(5)           *

William B. Miller(7)(9)                                           120,956(5)(6)        1.04

Kenneth J. Roering(7)                                              86,481(2)(5)(6)     *

Raymond C. Wieser(7)(9)(10)                                        11,333(5)           *

Beekman Winthrop(7)                                               555,769(2)(5)(6)     4.70%

Edward L. Lundstrom(7)(11)                                        143,843(2)(5)        1.22%

Jill D. Burchill(11)                                                    0              *

John V. McManus(11)                                                82,539(5)           *

Greg D. Closser(11)                                                77,911(5)           *

James Havener(11)                                                  52,679(5)           *

All Officers and Directors as a Group (14 persons)              1,536,678(2)(5)(6)    12.22%

------------------------------

 *   Less than one percent.

 (1) Based upon information filed with the Securities and Exchange Commission on
     Schedule 13D on July 30, 1998.
 (2) Includes shares which may be issued upon conversion of the Company's Series D Convertible Preferred Stock in the amount of 1,951,220 shares for Molex, Incorporated, 16,260 shares for Mr. Kassakian, 32,520 shares for Mr. Roering, 162,602 shares for Mr. Winthrop, 8,130 shares for Mr. Lundstrom, and 219,512 shares for all officers and directors as a group, and shares which may be issued upon the exercise of warrants in the amount of 120,000 shares for Molex, Incorporated, 1,000 shares for Mr. Kassakian, 2,000 shares for Mr. Roering, 10,000 shares for Mr. Winthrop, 500 shares for Mr. Lundstrom, and 13,500 shares for all officers and directors as a group. The shares issuable to Mr. Winthrop are held indirectly and Mr. Winthrop disclaims beneficial ownership to such shares.

 (3) Based upon information filed with the Securities and Exchange Commission on
     Schedule 13D/A on December 7, 1999 on which Irwin Jacobs, Daniel Lindsay, Dennis Mathisen and Marshall Financial Group, Inc. (the "Reporting Persons") have agreed to a joint filing.
 (4) Includes 292,683 shares issuable upon conversion of the Series D Stock held by Mr. Mathisen, 18,000 shares issuable upon exercise of Warrants held by Mr. Mathisen, 60,000 shares issuable upon conversion of the Series E Stock held by Mr. Mathisen and 3,750 shares issuable upon exercise of Warrants held by Mr. Mathisen. John A. Fischer, Executive Vice President and Director of Marshall Financial Group, Inc. beneficially owns 22,323 shares of Common Stock, consisting of 16,260 shares issuable upon conversion of the Series D Stock owned by Mr. Fischer, 1,000 shares issuable upon the exercise of the Warrants held by Mr. Fischer, 4,000 shares issuable upon the conversion of the Series E Stock owned by Mr. Fischer and 250 shares issuable upon the exercise of the Warrants held by Mr. Fischer. The Reporting Persons disclaim beneficial ownership of any of the stock owned or issuable to Mr. Fischer.
 (5) Includes shares which may be purchased within sixty days from the date hereof upon exercise of outstanding stock options in the amount of 8,333 shares for Mr. Mathisen, 193,070 shares for Mr. Donaghy, 17,334 shares for each of Messrs. Kassakian, Magnuson, Miller and Roering, 8,333 shares for Mr. Weiser, 17,334 shares for Mr. Winthrop, 125,175 shares for Mr. Lundstrom, no shares for Ms. Burchill, 67,360 shares for Mr. McManus, 70,634 shares for Mr. Closser, 50,000 shares for Mr. Havener, and 672,314 shares for all officers and directors as a group.
 (6) Includes shares which may be issued upon conversion of the Company's Series E Convertible Preferred Stock in the amount of 4,000 shares for Mr. Kassasian; 8,000 shares for Mr. Roering; 32,000 shares for Mr. Winthrop; and 44,000 shares for all officers and directors as a group, and shares which may be issued upon the exercise of Warrants in the amount of 250 shares for Mr. Kassasian; 5,000 shares for Mr. Miller; 500 shares for Mr. Roering; 2,000 shares for Mr. Winthrop; and 7,750 shares for all officers and directors as a group. The shares issuable to Mr. Winthrop are held indirectly and Mr. Winthrop disclaims beneficial ownership of such shares.
 (7) Serves as a director of the Company and has been nominated for re-election.
 (8) Includes 44,701 shares held by the Donaghy Limited Partnership, of which Mr. Donaghy is the General Partner, 8,586 shares held by the Donaghy Living Trust, of which Mr. Donaghy is the trustee, and 40 shares held by Mr. Donaghy's spouse, as custodian for grandchildren.
 (9) Includes 81,622 shares held in a custodial account with RBSTB Nominees Limited.
(10) Mr. Wieser is an officer of Molex Incorporated and disclaims beneficial ownership of any shares held by Molex Incorporated.
(11) Serves as an executive officer of the Company.

                      REDUCTION OF THE NUMBER OF DIRECTORS
                                  (PROPOSAL 1)

     The present size of the Board of Directors is fixed at nine persons. Mr. Dennis M. Mathisen, a director since 1998, resigned on November 19, 1999. Consequently, the Board has determined that it would be in the best interests of the Company to reduce the size of the Board to eight persons. Under provisions of the Company's Bylaws and Minnesota law, the size of the Board may only be reduced by a vote of the shareholders.

     The following resolution will be presented to the shareholders for approval:

          RESOLVED, that Article II, Section 2 of the Bylaws of this Company be amended to read as follows:

        "The Board of Directors of this Corporation shall consist of eight (8) directors and a majority of the directors then holding office shall constitute a quorum."

     Approval of this resolution requires the affirmative vote of a majority of the shareholders present in person or by proxy at the Annual Meeting.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 2)

     Eight directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until their successors are elected. The Board of Directors has nominated for election the eight persons named below. All of the nominees are currently directors and all were elected by the shareholders. It is intended that proxies will be voted for the named nominees. Proxies cannot be voted for a greater number of persons than the eight nominees named. Unless otherwise indicated, each nominee has been engaged in his present occupation as set forth below, or has been an officer with the organization indicated, for more than the past five years. The Board of Directors believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

     The names of the nominees, their principal occupations and other information is set forth below, based upon information furnished to the Company by the nominees.

                                                        PRINCIPAL OCCUPATION                   DIRECTOR
            NAME AND AGE                              AND OTHER DIRECTORSHIPS                   SINCE
            ------------                              -----------------------                  --------
James E. Donaghy (65)                  Chairman of the Board of the Company; Chief Executive     1988
                                       Officer of the Company from 1988 until December 1998;
                                       prior to 1988, Director of Planning and Development
                                       for Dupont Electronics, Wilmington, Delaware
                                       (electronics manufacturer).

John G. Kassakian (56)                 Professor of Electrical Engineering and Director,         1985
                                       Laboratory for Electromagnetic and Electronic Systems,
                                       Massachusetts Institute of Technology, Cambridge,
                                       Massachusetts; Director of Ault Incorporated and ISO
                                       New England.

Edward L. Lundstrom (49)               Chief Executive Officer of the Company since January      1999
                                       1999; President of the Company since September 1997;
                                       since 1976, held various management positions with the
                                       Company; Director of Research, Incorporated.

Gerald E. Magnuson (69)                Retired Partner, Lindquist & Vennum P.L.L.P.,             1975
                                       Minneapolis, Minnesota (law firm) since December 1994;
                                       Secretary of the Company; Director of PremiumWear,
                                       Inc., Research, Incorporated and WSI Industries, Inc.

William B. Miller (67)                 Partner, Miller & Company, Ayr, Scotland (business        1991
                                       consulting); prior to 1991, Managing Director and
                                       Chairman, Prestwick Holdings plc, Ayr, Scotland
                                       (electronic component manufacturer); Director of
                                       Magnum Power plc and Stathclyde University Incubator
                                       Ltd.

Kenneth J. Roering (57)                Vice Chairman of the Board of the Company; Professor,     1988
                                       School of Management, University of Minnesota,
                                       Minneapolis, Minnesota; Director of TSI, Inc.,
                                       Transport Corporation of America, Inc. and Arctic Cat,
                                       Inc.

Raymond C. Wieser (61)                 Corporate Vice President of Molex Incorporated            1998
                                       (connector manufacturer).

Beekman Winthrop (58)                  Private Investor; President of Woodwin Management,        1992
                                       Inc. (investment advisor).

     The Board of Directors met 17 times during fiscal year 1999. Each director attended more than 75% of the meetings of the Board of Directors and Board committees on which he served.

     The Compensation Committee, which is currently comprised of Messrs. Magnuson (Chairman), Roering and Donaghy, met four times during fiscal year 1999. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of officers and key employees.

     The Audit Committee, which during the last fiscal year consisted of Messrs. Winthrop (Chairman), Mathisen and Miller (currently comprised of Messrs. Winthrop and Miller), met two times during fiscal year 1999. Among other duties, the Committee reviews and evaluates significant matters relating to the audit and internal controls of the Company, reviews the scope and results of audits by, and the recommendations of, the Company's independent auditors and approves additional services to be provided by the auditors. The Committee reviews the activities of the Company's internal audit staff and reviews audited financial statements of the Company.

     The Nominating Committee, which is currently comprised of Messrs. Kassakian (Chairman), Winthrop and Roering, met one time during fiscal 1999. The Nominating Committee was established at the end of fiscal 1995 to consider nominees for election to the Board of Directors and to evaluate the performance of the Board of Directors and individual directors. The Nominating Committee will consider a nomination by a shareholder of a candidate for election as a director of the Company. The Company's Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 60 days prior to a meeting date corresponding to the previous year's Annual Meeting. The Company's Bylaws provide that the Annual Meeting shall be held on the second Wednesday in January of each year. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information about such shareholder and the person(s) nominated by such shareholder, including, among other things, the name and address of record of such shareholder, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, the name, age, business and residence addresses and principal occupation of each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee(s), and the consent of each nominee to serve as a director if so elected. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee's eligibility to serve as director. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ending August 27, 1999, August 28, 1998 and August 29, 1997, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Edward
L. Lundstrom, the Company's Chief Executive Officer, and to each of the four other most highly compensated executive officers of the Company in office at the end of fiscal year 1999, whose total cash compensation exceeded $100,000 during fiscal year 1999 (together with Mr. Lundstrom, the "Named Executive Officers") in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                           --------------
                                             ANNUAL COMPENSATION               AWARDS
                                     -----------------------------------------------------------------
                                                                OTHER
                                                                ANNUAL       SECURITIES     ALL OTHER
         NAME AND                                             COMPENSA-      UNDERLYING     COMPENSA-
    PRINCIPAL POSITION        YEAR   SALARY ($)   BONUS ($)   TION($)(1)      OPTIONS       TION($)(2)
    ------------------        ----   ----------   ---------   ----------   --------------   ----------
Edward L. Lundstrom           1999    200,176        0           0             75,000         3,687
  President and Chief         1998    199,953        0          63,924         10,654         3,691
  Executive Officer           1997    171,862        0           0             58,693         3,756

Jill D. Burchill(3)           1999     94,432      50,000        0             75,000           0
  Vice President
  Chief Financial
  Officer

John V. McManus               1999    160,767        0           0             0            368,533(4)
  Vice President-Finance      1998    155,447        0         147,246          9,456         2,324
                              1997    146,739        0           0             18,182         2,226

James Havener                 1999    175,001        0           0             0              3,500
  Vice President- Micro
  Products Business Unit      1998    111,745        0           0             75,000         2,221

Greg D. Closser               1999    137,345        0           0             0              2,581
  Vice President-             1998    136,906        0           0             0              2,481
  Interconnect                1997    126,464        0           0             17,181         2,380
  Operations

------------------------------

(1) With respect to Messrs. Lundstrom and McManus, these amounts represent taxable gain related to option exercises during fiscal 1998.
(2) These amounts represent the Company's basic and matching contributions to the Company's 401(k) plan on behalf of such employees.
(3) Ms. Burchill became Chief Financial Officer on March 13, 1999.
(4) Represents amounts accrued by the Company in August 1999 in connection with Mr. McManus' resignation which is effective February 25, 2000. Includes payments of $365,880 under a severance arrangement to be made to Mr. McManus over the next two and one-half years. See "Employment and Other Agreements."

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's stock option plans to the Named Executive Officers during the last fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------------
                                                                                    POTENTIAL REALIZABLE
                               NUMBER      % OF TOTAL                                 VALUE AT ASSUMED
                                 OF         OPTIONS                                   ANNUAL RATES OF
                             SECURITIES    GRANTED TO                                   STOCK PRICE
                             UNDERLYING    EMPLOYEES     EXERCISE                     APPRECIATION FOR
                              OPTIONS      IN FISCAL       PRICE      EXPIRATION       OPTION TERM(1)
          NAME                GRANTED         YEAR       PER SHARE       DATE          5%         10%
--------------------------------------------------------------------------------------------------------
Edward L. Lundstrom            75,000        23.9%         $5.13       9/16/08      $241,731    $612,595
Jill Burchill                  75,000        23.9%         $6.69       3/10/09      $315,430    $799,361
John V. McManus                    --           --            --            --            --          --
James Havener                      --           --            --            --            --          --
Greg D. Closser                    --           --            --            --            --          --

------------------------------

(1) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of fiscal year 1999:

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT FISCAL
                               SHARES                       OPTIONS AT FISCAL YEAR-END                  YEAR-END
                             ACQUIRED ON       VALUE       ----------------------------    ----------------------------------
          NAME                EXERCISE      REALIZED(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE(2)    UNEXERCISABLE(2)
          ----               -----------    -----------    -----------    -------------    --------------    ----------------
Edward L. Lundstrom            0               0$            100,175          99,825           $0                $112,500
Jill Burchill                  0               0               0              75,000           0                   75,000
John V. McManus                0               0              64,208          10,792           0                  0
James Havener                  0               0              50,000          25,000           0                  0
Greg D. Closser                0               0              70,634           4,366           15,654             0

------------------------------

(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.
(2) Based on a per share price of $6.8125 which is the average of the high and low prices for the Company's Common Stock on August 27, 1999. Value is calculated on the difference between the option exercise price and $6.8125 multiplied by the number of shares of Common Stock underlying the options, but before taxes associated with exercise.

BOARD COMPENSATION COMMITTEE REPORT

     Decisions on compensation of the Company's executives are generally made by the three member Compensation Committee of the Board consisting of Messrs. Magnuson (Chairman), Donaghy and Roering. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of companies' policies toward executive compensation, set forth below is a report submitted by Messrs. Magnuson, Donaghy and Roering in their capacity as the Board's Compensation Committee addressing the Company's compensation policies for fiscal year 1999 as they affected the executive officers. The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

     Compensation Philosophy. The Company's primary objective is to enhance long-term shareholder value by safely and profitably providing products of the highest value and quality for key markets. In furtherance of this objective, the Company is committed to a strong, positive link between its business and strategic goals and its compensation programs. The financial goals for compensation plans are reviewed and approved by the Board in conjunction with its approval of the Company's strategic and operating plans.

     The Company's total compensation philosophy is designed to support its overall objective of creating value for its shareholders. Key objectives of this philosophy are:

     - Attract and retain key executives critical to the long-term success of the Company.

     - Support a performance-oriented environment that rewards performance with respect to the Company's short and long-term financial goals.

     - Emphasize pay for performance by having a significant portion of compensation "at- risk," particularly for senior executives.

     - Encourage maximum performance through the use of appropriate incentive programs.

     - Encourage employee stock ownership to enhance a mutuality of interest with other shareholders.

     The Company has designed its executive compensation programs around these objectives. The Compensation Committee believes the Company's programs consistently meet these goals. Following is a description of the Company's current programs and how each design element relates to the objectives outlined above.

     Base Salary. The Compensation Committee annually reviews each officer's salary, including those of the Named Executive Officers. In determining appropriate salary levels, the Compensation Committee considers level of responsibility, experience, individual performance, internal equity, as well as external pay practices.

     Annual Incentives. Annual incentive (performance bonus) award opportunities are made to managerial and executive employees to recognize and reward corporate and individual performance. Each year, the Compensation Committee will approve the performance measures selected, as well as specific financial targets used. The Compensation Committee believes these goals drive the future success of the Company's business and enhance shareholder value.

     The amount individual executives may earn is directly dependent upon the individual's position, responsibility and ability to impact the Company's financial success. Additionally, external market data is reviewed annually to determine competitive incentive opportunities. Awarded amounts are related to performance.

     The short-term incentive plan is dependent on measured financial performance. Every payout depends on results, not on efforts. Bonuses are paid based upon attainment of financial goals. Jill Burchill, Chief Financial Officer, received a bonus of $50,000 under the terms of a Letter Agreement with the Company entered into in connection with her commencement of employment with the Company. Michelle Edwards, Vice President, received a bonus of $1,500 during fiscal 1999. No other bonuses were paid to management in fiscal year 1999.

     Long-Term Incentives. The Company's overall long-term compensation philosophy is that long-term incentives should be related to improvement in the creation of long-term shareholder value. In furtherance of this objective, the Company awards to its executive officers stock options.

     Stock Options. Stock options encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation. Stock options only have value for the executive officers if the price of the Company's stock appreciates in value from the date the stock options are granted. Shareholders also benefit from such stock price appreciation.

     In August 1997, the Committee approved, and in January 1998 the shareholders approved, the Company's Target Grant Program under the 1994 Stock Plan (the "Plan") and established specific levels ("Target Levels") of options to be held by officers and key employees (the "Participants"). Those levels were established based on the individual's position, level of responsibility and ability to impact the Company's financial success. Options were granted in August 1997 to bring the number of options held by Participants in the Plan to their respective Target Level. Upon exercise of these options by the Participants, new options will automatically be granted in order to maintain the established Target Level. The Target Grant Program (the "Program") is intended to increase the number of shares owned by the Company's executive officers and key employees. The Program encourages option exercises by permitting an optionee to exercise an option and be restored with a new option which replaces the opportunity for future appreciation which that optionee would otherwise lose. The Committee feels that this Program will more adequately align the interests of officers and key employees with those of the shareholders and will place greater emphasis on shareholder value creation and continued growth and performance of the Company.

     Under the terms of the Program, it is not intended that additional stock options will be granted by the Board to the Participants except for changes in responsibilities which may increase a Participant's Target Level or as otherwise determined by the Board. Rather, new options (the "Replacement Options") will be granted automatically up to an individual's Target Level as current options are exercised. The Replacement Options will vest over three years and will have an option exercise price equal to the fair market value on the date of grant. The Committee believes this Program is consistent with the Company's objectives to more heavily direct total compensation toward a long-term equity interest for officers and key employees, with greater opportunity for reward if long-term performance is sustained.

     Chief Executive Officer Compensation. The salary and bonus of Edward L. Lundstrom, the Chief Executive Officer, is set by and subject to the discretion of the Compensation Committee with Board approval. Mr. Lundstrom's base salary for fiscal 2000 is $250,000. Mr. Lundstrom participates in an incentive plan of up to 150% of his base salary based on the attainment of financial goals and earnings growth. Payments to Mr. Lundstrom under the incentive plan will be made only if the Company is profitable. During fiscal year 1999, Mr. Lundstrom received no bonus. Mr. Lundstrom was awarded options for 75,000 shares under the Company's Target Grant Program to increase his Target Level to 200,000 options. This level was previously established for the position of Chief Executive Officer based upon level of responsibility and ability to impact the Company's financial success. In determining Mr. Lundstrom's compensation, the Committee reviewed comparable compensation levels for chief executive officers in similarly situated companies as well as Mr. Lundstrom's experience, responsibilities and individual performance.

                 Submitted by the Compensation Committee of the
                          Company's Board of Directors

       Gerald E. Magnuson       Kenneth J. Roering       James E. Donaghy

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Magnuson, a Director and a member of the Compensation Committee and the Company's Secretary, is a retired partner of the law firm of Lindquist & Vennum P.L.L.P. which was paid for legal services rendered to the Company during the last fiscal year. Mr. Magnuson receives no financial benefit on account of amounts paid by the Company to Lindquist & Vennum P.L.L.P. for such services. It is anticipated that Lindquist & Vennum P.L.L.P. will continue to perform legal services for the Company during the current fiscal year.

PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by the Company. The Company has chosen the use of the Nasdaq Stock Market (U.S. Companies) Index as its broad market index and the Nasdaq Electronic Component Stock Index as its peer group index. The table below compares the cumulative total return as of the end of each of the Company's last five fiscal years on $100 invested as of September 2, 1994 in the Common Stock of the Company, the Nasdaq Stock Market Index and the Nasdaq Electronic Component Stock Index, assuming the reinvestment of all dividends. The performance graph is not necessarily indicative of future investment performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                      LOGO

DIRECTOR COMPENSATION

     During fiscal year 1999, with the exception of Mr. Wieser, directors who are not employees of the Company (currently all directors except Mr. Lundstrom) were paid an annual retainer of $12,000 and a fee of $800 for each day of meetings of the Board of Directors or any committee. Mr. Wieser, as an employee and representative of Molex, does not receive the annual retainer nor fee [See Certain Transactions]. Effective September 1, 1999, the Board fixed the compensation paid to Mr. Donaghy for acting as Chairman of the Board at an additional $2,000 per month. In addition to the annual retainer and meeting fee, Board members serving as Committee Chairmen received an extra $2,000 during fiscal 1999 for their services. Pursuant to the terms of the Company's Target Grant Program, each non-employee director has received options to purchase 25,000 shares (the "Target Level"). Upon exercise of such options, each non-employee director will automatically receive replacement options to maintain his Target

Level. The replacement options will vest over three years and will have an option exercise price equal to the fair market value on the date of grant.

     On December 17, 1998, the Board of Directors of the Company established an Oversight Committee consisting of Kenneth J. Roering (Chairman), Dennis M. Mathisen and Raymond C. Wieser. Mr. Mathisen has resigned from the Board of Directors. Messrs. Roering and Wieser are currently directors of the Company. The Committee was appointed to assist in the management of the Company and to monitor management's performance in achieving goals and objectives established from time to time by the committee, its Chairman or the Board of Directors. The Committee exists until further action by the Board of Directors. In addition to establishing the Committee, the Board also elected Kenneth J. Roering to be Vice Chairman of the Company. In connection with his serving as Chairman of the Oversight Committee and Special Committee (described below) and Vice Chairman of the Company, Mr. Roering receives an aggregate of $10,000 per month.

     On October 21, 1999, the Board of Directors of the Company established a Special Committee consisting of Kenneth J. Roering (Chairman), Dennis M. Mathisen and Gerald E. Magnuson to assist management and the Company's financial advisors in evaluating strategic alternatives available to the Company. Mr. Mathisen has resigned from the Board of Directors. Messrs. Roering and Magnuson are currently directors of the Company.

     On December 31, 1998, the Company and Mr. Donaghy entered into a Consulting Agreement which provided that the Company would retain Mr. Donaghy as an independent consultant as of January 1, 1999 through August 27, 1999, unless the parties agreed in writing to an earlier or later date of termination. During the term of the Agreement, the Company agreed to pay Mr. Donaghy at an annual rate of $175,000, payable in pro rata installments twice a month through the Agreement's term. The Consulting Agreement also restricted Mr. Donaghy from competitive employment and disclosure of trade secrets and confidential information. This Agreement terminated on August 27, 1999 and was not renewed.

     The Company and Mr. Donaghy entered into a Supplementary Executive Retirement Plan Agreement during fiscal year 1997 which provides Mr. Donaghy upon his retirement or other termination of his employment with an annual retirement pension benefit equal to $137,500, less an amount equal to the sum of
(i) the aggregate of twelve monthly payments received by Mr. Donaghy and/or his spouse under pension or deferred compensation plans established by Mr. Donaghy's former employer; and (ii) an amount which equals an annual joint and survivor annuity that could be purchased with the principal in Mr. Donaghy's retirement accounts at the date of retirement provided from all retirement contributions by the Company. Based on the above formula, the Company expects its obligations under the Agreement to be approximately $50,000 per annum increasing to approximately $80,000 per annum in the event Mr. Donaghy predeceases his spouse. All benefits are payable for Mr. Donaghy's life and, after his death, if he is survived by his spouse, his spouse shall continue to receive such benefits for the duration of her life. The Agreement also restricts Mr. Donaghy from competitive employment and disclosure of trade secrets and confidential information.

     Mr. Miller received no fees relating to international consulting work performed on behalf of the Company during fiscal year 1999. Mr. Magnuson received $5,000 during fiscal year 1999 for his services as Secretary of the Company.

     In fiscal year 1982, the Company established a retirement program for directors not covered by another retirement plan of the Company which provides for the payment of an annual benefit equal to the annual retainer paid to directors during the full fiscal year preceding retirement. The retirement benefit, which is payable to directors who have served five years or more, will commence at the later of the time of retirement or when the director becomes 65 years old and will be subject to proportionate reduction if the director has served the Company less than 15 years. The maximum number of years that the benefit is payable is ten years.

EMPLOYMENT AND OTHER AGREEMENTS

     The Company has entered into employment agreements with all of its executive officers, except John McManus. The employment agreements provide, among other things, for a lump sum cash severance payment to such individuals equal to approximately three times the individual's average annual compensation over the preceding five years plus certain fringe benefits under certain circumstances following a change in control of the Company if the change in control is not formally approved by the Board of Directors and 1.5 times that compensation amount if the change in control is approved by the Board of Directors and the officer continues in the employ of the Company for a period of at least one year following the change in control. In general, a "change in control" would include a change resulting from the acquisition of 20% or more of the Company's outstanding voting stock by any person, except by Molex Incorporated for which the acquisition threshold is 22%, a change in the current members of the Board of Directors or their successors elected or nominated by such members whereby they cease to be a majority of the Board of Directors, or the Company disposing of 75% or more of its assets (or substantially all of the assets of a division or business unit if the executive officer's employment is terminated as a result of such sale), other than to an entity owned 50% or more by the Company or one of its subsidiaries. If a change in control which was not approved by the Board of Directors had occurred at the end of fiscal year 1999, the following individuals would have received the approximate payment indicated pursuant to the employment agreements: Mr. Lundstrom, $515,441; Ms. Burchill, $598,012; Mr. Havener, $523,250; Mr. Closser, $378,805; and all current executive officers as a group, $2,560,697.

     In connection with her hiring as the Company's Chief Financial Officer, Ms. Burchill entered into a Letter Agreement with the Company establishing her base salary and granting an initial $50,000 bonus, and a $50,000 retention bonus provided she remains employed with the Company through September 1, 2000. In addition, the Letter Agreement provides for the award of a Target Option at a 75,000 share level and Ms. Burchill's participation in the Company's incentive compensation and severance plans. The Letter Agreement provides that any fiscal year 2000 incentive pay will be reduced by the retention bonus.

     In March 1999 the Board of Directors offered a severance agreement to Mr. McManus. This agreement coincided with the hiring of a Chief Financial Officer for the Company. Mr. McManus accepted this agreement in August 1999 and executed it on October 15, 1999. The agreement in part calls for Mr. McManus, on his resignation as Vice President -- Finance on February 25, 2000, to act as a special projects consultant through August 4, 2000 at which time Mr. McManus will receive severance payments for a two-year period subject to certain restrictions. Additionally, Mr. McManus will participate in the Company's Medical Insurance coverage program through the severance period and at reduced rates through age 65. Mr. McManus agreed as part of this severance agreement to be held to his Employee Agreement, which prohibits Mr. McManus from seeking employment with a competitor of the Company and not to disclose confidential information regarding the Company's products, customers and other business matters for a period of two-years after termination of employment with the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 31, 1999, all Section 16(a) filing requirements applicable to its insiders were complied with.

                              APPROVAL OF AUDITORS
                                  (PROPOSAL 3)

     Arthur Andersen LLP, independent public accountants, have been auditors for the Company since 1955. They have been reappointed by the Board of Directors, upon recommendation of its Audit Committee, as the Company's auditors for the current fiscal year, and shareholder approval of the appointment is requested. In the event the appointment of Arthur Andersen LLP is not approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest feasible time.

     A representative of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

                              CERTAIN TRANSACTIONS

     Molex Incorporated ("Molex") is a customer of the Company's with purchases in fiscal 1999 of approximately $7,000,000, representing 6.0% of the Company's gross revenues. On July 28, 1998, Company and Molex formed a joint venture to design, market and assemble modular interconnect systems to replace wiring harnesses primarily in the automotive market (the "Joint Venture"). The new company was named Modular Interconnect Systems, L.L.C. and it is a Delaware limited liability company ("Origin"). Origin will utilize proprietary flexible products developed by the Company and proprietary connectors developed by Molex in the development of the new modular interconnect system as an alternative to conventional automotive wiring harnesses and flex circuit assemblies. The Company and Molex will supply their respective products to Origin pursuant to long-term supply contracts. Origin is being funded by contributions from the Company and Molex. Development costs of $400,000 for such components being designed and developed by Sheldahl for the new systems were reimbursed by Molex in fiscal 1999 and other future development costs may be funded by loans or direct reimbursement from Molex. Origin is managed by five managers, three of whom are designated by Molex and two by Sheldahl. Certain transactions require the approval of the majority of managers designated by each party.

     On July 30, 1998, the Company completed a private placement of shares of its Series D Convertible Preferred Stock (the "Series D Stock"). This private offering resulted in gross proceeds to the Company of $32,917,000 and the issuance to accredited investors of 32,917 shares of the Series D Stock at a price of $1,000 per share. As one of the investors in the Series D offering, Molex purchased from the Company $12,000,000 of the total shares of the Series D Stock. Given the conversion price of $6.15 per share, Molex's Series D Stock is convertible into 1,951,220 shares of the Company's Common Stock and carries warrants to purchase an additional 120,000 shares of Common Stock. As of the date of the closing of the Series D offering, Molex also owned 340,000 shares of the Company's Common Stock.

     In connection with the formation of the Joint Venture and the investment by Molex in the Series D offering, Molex was granted (i) the right to nominate one person to the Sheldahl Board of Directors, (ii) a right of first refusal in the event of either (a) a transaction in which a person becomes the beneficial owner of a majority of the common stock or voting power of Sheldahl or in which the Sheldahl shareholders cease to own a majority of Sheldahl's stock after the transaction, or (b) the sale of substantially all of the assets of Sheldahl, and
(iii) certain preemptive rights to maintain Molex's percentage ownership in Sheldahl. On October 20, 1998 the Board of Directors of Sheldahl elected Raymond
C. Wieser, a Corporate Vice President of Molex, as a director. Mr. Wieser is has been nominated for election at the Company's Annual Meeting of Shareholders to which this proxy statement relates.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     The proxy rules of the Securities and Exchange Commission permit shareholders of the Company, after timely notice to the Company, to present proposals for shareholder action in the Company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the Commission's proxy rules. The next annual meeting of the shareholders of Sheldahl, Inc. is expected to be held on or about January 10, 2001 and proxy materials in connection with that meeting are expected to be mailed on or about December 1, 2000. Shareholder proposals prepared in accordance with the Commission's proxy rules must be received at the Company's corporate office on or before August 2, 2000, in order to be considered for inclusion in the Board of Directors' Proxy Statement and proxy card for the 2001 Annual Meeting of Shareholders. Any such proposals must be in writing and signed by the shareholder.

     The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company and (ii) the nomination by shareholders of candidates for election as directors.

     Properly Brought Business. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 60 days prior to a meeting date corresponding to the previous year's annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company's Bylaws.

     Shareholder Nominations. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 60 days prior to a meeting date corresponding to the previous year's annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in the Company's Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

                                    GENERAL

     The Board of Directors of the Company knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

     The Company's Annual Report to Shareholders for the fiscal year ended August 27, 1999 is being mailed to shareholders with this Proxy Statement. Shareholders may receive without charge a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: Sheldahl, Inc., 1150 Sheldahl Road, Northfield, Minnesota 55057, Attention: John V. McManus, or by calling the Company at: (507) 663-8210.

                                          By the Order of the Board of Directors

                                          Gerald E. Magnuson, Secretary

LOGO               PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 12, 2000

     The undersigned hereby appoints James E. Donaghy, Edward L. Lundstrom and Gerald E. Magnuson, or any one or more of them, proxies with full power of substitution to vote in their discretion all shares of stock of Sheldahl, Inc. of record in the name of the undersigned at the close of business on November 17, 1999, at the Annual Meeting of Shareholders to be held in Minneapolis, Minnesota on January 12, 2000, or at any adjournment or adjournments, hereby revoking all former proxies.

1.   AMENDMENT OF BYLAWS TO REDUCE THE NUMBER OF DIRECTORS TO EIGHT.

                    [ ]  FOR          [ ]  AGAINST         [ ]  ABSTAIN

2.   ELECTION OF DIRECTORS.

         [ ] FOR all nominees listed below                            [ ] WITHHOLD AUTHORITY
          (except as indicated to the contrary)                        to vote for all nominees listed below

   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
     MARK THE FOR BOX AND STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE
                                 LIST BELOW.)

          James E. Donaghy, John G. Kassakian, Edward L. Lundstrom, Gerald E. Magnuson, William B. Miller, Kenneth J. Roering, Raymond C.
                           Wieser, Beekman Winthrop

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.
            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

4. IN THEIR DISCRETION UPON ANY OTHER MATTERS COMING BEFORE THE MEETING. (Continued, and TO BE DATED AND SIGNED on the reverse side)

                          (continued from other side)

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS
    (1), (2), (3) AND (4) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION. IF CUMULATIVE VOTING IS IMPLEMENTED AT THE MEETING, THE ABOVE-NAMED PROXY HOLDERS ARE EMPOWERED TO CUMULATE VOTES AMONG THE ABOVE NOMINEES AS THEY MAY DETERMINE, IN THEIR SOLE DISCRETION.

                                     Dated:

                                        -----------------------------------
                                                    (Signature)

                                        -----------------------------------
                                                    (Signature)

                                            PLEASE SIGN NAME(S) EXACTLY AS
                                            SHOWN AT LEFT. WHEN SIGNING AS
                                            EXECUTOR, ADMINISTRATOR,
                                            TRUSTEE OR GUARDIAN, GIVE FULL
                                            TITLE AS SUCH; WHEN SHARES HAVE
                                            BEEN ISSUED IN NAMES OF TWO OR
                                            MORE PERSONS, ALL SHOULD SIGN.